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                                                                    EXHIBIT 99.1


                                [CYBERONICS LOGO]


For Immediate Release Wednesday, March 28, 2001

Contacts:
At Cyberonics                                    At Schwartz Communications
Pamela B. Westbrook, ext. 275                    Helen Shik, ext. 6587
   Vice President, Finance & Admin/CFO           Jayme Maniatis Ext. 6610
(281) 228-7200                                   (781) 684-0770
pbw@cyberonics.com                               jaymem or hshik@schwartz-pr.com


                CYBERONICS, INC. ANNOUNCES CHANGE IN FISCAL YEAR

    FISCAL YEAR TO CHANGE TO 52/53 WEEK YEAR ENDING THE LAST FRIDAY IN APRIL


         HOUSTON, Texas, March 28, 2001 -- Cyberonics, Inc. (NASDAQ/NMS:CYBX) today announced a change in fiscal year from June 30 to a 52/53 week year ending on the last Friday in April of each year, effective April 27, 2001. The Company's upcoming Form 10-K will reflect the new fiscal year and the transition period will be for the ten months ended April 27, 2001.

         Pamela B. Westbrook, Cyberonics' Vice President, Finance and Administration and Chief Financial Officer commented, "We are changing our year end to April to realign our annual reporting requirements to better utilize internal resources during the seasonally slower summer months. It will also shift our quarterly reporting schedules away from the traditional calendar quarter and to quarters ending in July, October, January and April. At the same time, we are converting to a 52/53 week year end convention to simplify internal reporting issues and improve operational efficiencies for planning and scheduling in a manufacturing environment."

         Ms. Westbrook concluded, "We will report the results of the March quarter in a press release in the last week of April, followed by the filing of the Company's Quarterly Report on Form 10-Q no later than May 15, 2001. Our annual report for the 10 months ended April 27, 2001 will be filed no later than July 26, 2001."

         Cyberonics, Inc. (www.cyberonics.com) was founded in 1987 to design, develop and market medical devices for the treatment of epilepsy and other debilitating disorders using a unique therapy, vagus nerve stimulation. The Company's initial target market is epilepsy, the world's second most prevalent neurological disorder, which is characterized by recurrent

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seizures. Vagus Nerve Stimulation (VNSTM) with the Cyberonics NeuroCybernetic
Prosthesis (NCP(R)) System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in

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reducing the frequency of seizures in adults and adolescents over 12 years of age with medically refractory partial onset seizures. In addition to the U.S., the NCP System is currently approved for sale as a treatment for epilepsy in all the member countries of the European Union, Canada, Australia and other markets. VNS delivered by the NCP System is at various levels of investigational clinical study as a potential treatment for depression, obesity and Alzheimer's disease. In March 2001, Cyberonics received CE Mark Approval to sell VNS in the member countries of the European Union as a treatment for patients with treatment resistant or recurrent depression.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements concerning our intent to change the fiscal year for which we report our financial results. For a discussion of important factors that could affect the Company's activities and results, please refer to the Company's Annual Report on Form 10-K for the year ended June 30, 2000 and the Company's Quarterly Reports on Forms 10-Q for the three months ended September 30, 2000 and December 31, 2000.

NCP is a registered trademark of Cyberonics, Inc. VNS is a trademark of Cyberonics, Inc.


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